Filed Pursuant to Rule 433
Registration No. 333-261622
THE PNC FINANCIAL SERVICES GROUP, INC.
$750,000,000 5.939% FIXED RATE/FLOATING RATE SENIOR NOTES DUE AUGUST 18, 2034

Issuer:	The PNC Financial Services Group, Inc. (“PNC”)
Security:	5.939% Fixed Rate/Floating Rate Senior Notes due August 18, 2034 (the “Senior Notes”)
Ranking:	Senior
Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)
Principal Amount:	$750,000,000
Price to Investors:	100.000% of face amount
Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof
Trade Date:	August 15, 2023
Settlement Date:**	August 18, 2023 (T+3)
Maturity:	August 18, 2034
Optional Redemption Date:	Redeemable in whole, but not in part, on August 18, 2033, the date that is one year prior to the maturity date, at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 90-day period prior to, and including, the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date of redemption
Fixed Rate Period:	From, and including, August 18, 2023 to, but excluding, August 18, 2033
Floating Rate Period:	From, and including, August 18, 2033 to, but excluding, the maturity date
Interest Rates:
Fixed Rate Period: 5.939% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated August 15, 2023, plus 1.946%

Interest Payment Dates:
Fixed Rate Period: Each February 18 and August 18, commencing on February 18, 2024 and ending on August 18, 2033
Floating Rate Period: November 18, 2033, February 18, 2034, May 18, 2034 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 3.875% due August 15, 2033
Reference Benchmark Yield:	4.209%
Spread to Reference Benchmark:	173 basis points
Re-offer Yield:	5.939%
CUSIP/ISIN:	693475 BS3 / US693475BS39
Joint Book-Running Managers:	PNC Capital Markets LLC Barclays Capital Inc. BofA Securities, Inc.
Co-Managers:	Academy Securities, Inc. Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Note: We expect that delivery of the Senior Notes will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the second business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest
Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.
The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling PNC Capital Markets LLC at 1-855-881-0697, Barclays Capital Inc. at 1-888-603-5847 or BofA Securities, Inc. at 1-800-294-1322.
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